As filed with the Securities and Exchange Commission on June 12, 2003                       Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LARSCOM INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	94-2362692
(State of Incorporation)	(I.R.S. Employer Identification No.)

1845 McCandless Drive
Milpitas, CA 95035
(Address of principal executive offices)

VINA Technologies, Inc.
2000 Stock Incentive Plan
1998 Stock Plan
1996 Stock Option/Stock Issuance Plan
(Full title of the plans)

Daniel L. Scharre
Larscom Incorporated
1845 McCandless Drive
Milpitas, CA 95035
(408) 941-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jamie E. Chung, Esq.
Cooley Godward LLP
One Maritime Plaza, 20th Floor
San Francisco, CA 94111
(415) 693-2000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering	Aggregate	Amount of
to be Registered	Registered(1)	Price per Share (2)	Offering Price (2)	Registration Fee

Larscom Incorporated Common Stock, par value $.01 per share	186,989 shares	$24.23	$4,530,744	$366.54

(1)	Based on options to purchase an aggregate of 198,740 shares of Registrant’s Common Stock outstanding under the VINA Technologies, Inc. 2000 Stock Incentive Plan, VINA Technologies, Inc. 1998 Stock Plan and VINA Technologies, Inc. 1996 Stock Option/Stock Issuance Plan, to be assumed by the Registrant upon consummation of its acquisition of VINA Technologies, Inc. pursuant to that certain Agreement and Plan of Merger by and among Registrant, London Acquisition Corp. and VINA Technologies, Inc., dated March 17, 2003. Pursuant to Rule 416, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. The following chart illustrates the calculation of the registration fee:

		Offering	Aggregate
Title of Securities	Number of Shares	Price per Share(2)	Offering Price
Shares issuable pursuant to outstanding stock options under the VINA
Technologies 2000 Stock Incentive Plan	150,451	$24.23	$3,645,428

Shares issuable pursuant to outstanding stock options under the VINA Technologies 1998 Stock Plan	33,275	$24.23	$806,253

Shares issuable pursuant to outstanding stock options under the VINA Technologies 1996 Stock Option/Stock Issuance Plan	3,263	$24.23	$79,063

Proposed Maximum Aggregate Offering Price			$4,530,744

Registration Fee			$366.54

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1), based upon the weighted average exercise price for shares subject to outstanding options reflected in footnote 1.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
DESCRIPTION OF SECURITIES
INTERESTS OF NAMED EXPERTS AND COUNSEL
INDEMNIFICATION OF DIRECTORS AND OFFICERS
EXEMPTION FROM REGISTRATION CLAIMED
EXHIBITS
UNDERTAKINGS
SIGNATURES
Exhibit 5.1
Exhibit 23.1
Exhibit 99.1
Exhibit 99.2
Exhibit 99.3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Larscom Incorporated (the “Company”) with the Securities and Exchange Commission (“SEC”) are incorporated by reference into this Registration Statement:

     (a)  The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2002;

     (b)  The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and

     (c)  The description of the Company’s Common Stock set forth in its Registration Statement on Form 8-A filed with the SEC on November 21, 1996, as amended by Amendment No. 1 to Form 8-A as filed with the SEC on June 6, 2003.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

DESCRIPTION OF SECURITIES

     The class of securities offered hereby is registered under Section 12 of the Exchange Act.

INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company’s amended and restated certificate of incorporation and bylaws provide that the Company shall indemnify its directors, officers and, at the discretion of the Company, its employees and agents, to the fullest extent permitted by the law. The Company’s bylaws also provide that the Company shall pay any expenses incurred in defending any indemnified action, in advance, provided that the indemnified party shall repay such amount in the event that it is ultimately determined that such person was not entitled to indemnification. No advance payment shall be made by the Company if a determination is made by the board of directors by a majority vote of disinterested directors, or, when necessary, by independent legal counsel in a written opinion, that such person requesting indemnification did not act in good faith or, with respect to criminal proceedings, that such person believed or had reason to believe that his or her conduct was unlawful.

EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

1.

EXHIBITS

Exhibit
Number

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5 to this Registration Statement

24.1	Power of Attorney is contained on the signature pages.

99.1	VINA Technologies 2000 Stock Incentive Plan and forms of agreement used thereunder.

99.2	VINA Technologies 1998 Stock Plan and forms of agreement used thereunder.

99.3	VINA Technologies 1996 Stock Option/Stock Issuance Plan and forms of agreement used thereunder.

UNDERTAKINGS

1.     The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on June 3, 2003.

LARSCOM INCORPORATED

By:	/s/ Donald W. Morgan

Donald W. Morgan
Title: Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel L. Scharre and Donald W. Morgan, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel L. Scharre	President, Chief Executive Officer and Director
(Principal Executive Officer)
(Daniel L. Scharre)		June 3, 2003

/s/ Donald W. Morgan	Vice President,Finance and Chief Financial Officer
(Principal Financial and Accounting Officer)
(Donald W. Morgan)		June 3, 2003

/s/ Allen R. Adams
	Director	June 3, 2003
(Allen R. Adams)

4.

Signature	Title	Date

Director
(Donald G. Heitt)

/s/ Lawrence D. Milligan
	Director	June 3, 2003
(Lawrence D. Milligan)

/s/ Richard E. Pospisil
	Director	June 3, 2003
(Richard E. Pospisil)

/s/ Desmond P. Wilson III
	Director	June 3, 2003
(Desmond P. Wilson III)

5.